Exhibit 99.1

4Front Ventures Reports First Quarter 2023 Financial Results

Systemwide Pro Forma Revenue of $34.8 million in Q1 2023

Construction completed at Matteson, IL facility with operations expected to commence in 2H 2023

Increased vertical operations in Illinois with the acquisition of a third retail dispensary license in Chicago, subject to regulatory approval

Expanded brand portfolio with launch of category-leading products in new markets in Q1 2023

Subsequent to the quarter, entered into non-binding term sheet to extend maturity date of senior secured debt, reducing interest payable, and expanding potential financing opportunities

PHOENIX, May 15, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced its financial results for the first quarter ended March 31, 2023 ("Q1 2023"). All financial information is presented in U.S. dollars unless otherwise indicated.

Q1 2023 Highlights

  Systemwide Pro Forma Revenue totaled $34.8 million, representing an increase of 7% from the first quarter of 2022 ("Q1 2022")
  GAAP revenue increased 17% year-over-year to $30.4 million
  Adjusted EBITDA of $3.5 million compared to $7.4 million in Q1 2022
Systemwide Pro Forma Revenue and Adjusted EBITDA are non-GAAP measures. See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion."

Management Commentary

"I am pleased with our execution in the first quarter as the business continues to perform well, despite a challenging macro backdrop. We ended the quarter with positive operational cash flow in all our core markets, with the exception of California," said Leo Gontmakher, Chief Executive Officer of 4Front.  "This achievement has put us on solid ground as we continue to invest additional working capital in key markets and prepare for our next phase of growth in Illinois, which we believe represents the largest market share opportunity over the next 18-24 months."

Gontmakher continued, "In the first quarter, our cultivation and manufacturing activity reached optimal levels to meet increased consumer demand, prompting us to launch dozens of new products in all major product categories, including further expansion of the Island brand and products and the entry into the vape category in Illinois for the first time. Our market share has benefited from growing consumer interest across our footprint, with notable boosts particularly in the highly competitive states of Massachusetts and Illinois, where we continue to aggressively grow our presence and differentiate through steady launches of new products to these markets. Additionally, in California, sales expanded in both our retail and wholesale customer segments and this encouraging performance continued into the second quarter with April being our top-performing month in the state to date.  While we are willing to play a longer game in California as the legal market develops, we are not willing to operate at a loss.  We have been proactively managing the cost structure of this business and have a high degree of confidence this market will be close to cash flow break-even in fewer than 60 days."

Gontmakher added, "We have significantly expanded our operational capabilities in Illinois, having completed construction on our Matteson facility, which has officially become the biggest cultivation and manufacturing facility in the state, in addition to securing a third retail license. Operations at our Matteson facility are expected to commence in the second half of the year as we continue to work diligently to secure power to the building. With these enhanced capabilities in the state, we are well on our way to achieving a complete vertically integrated license portfolio in Illinois as we continue to pursue accretive M&A opportunities to grow our retail dispensary footprint."

Gontmakher continued, "I am also pleased to note that after the quarter, we reached terms with our senior secured debt provider, LI Lending, to extend the maturity of our senior secured debt for an additional two years. This provides an opportunity for our company to raise over $30 million of strategic senior security-type financing, which opens a door that was once closed. It is worth noting that several members of our family, including myself, are part of LI Lending. Additionally, and perhaps more importantly, the renegotiation provides us with the opportunity to expand our debt to sufficiently capitalize our company and fund the expansion of our retail base in Illinois. We expect the first tranche of super senior debt to be funded imminently, and we are thrilled to be able to access these additional funds to further strengthen our financial position."

Gontmakher concluded, "With the significant cash drain in California soon to be over, I could not be more excited about both the financial and operating future of 4Front. Our platform is optimized and efficient, and achieving operational cash flow emphasizes the significance of only pursuing projects that quickly add cash to our balance sheet.  We are confident we have set industry-leading standards and are constantly innovating, integrating, and implementing our standard operating procedures across our portfolio. We remain highly motivated to demonstrate the value of our platform to consumers, shareholders, and customers as we continue to solidify our presence as a leading cannabis CPG company."

Q1 2023 Operational Highlights

  Deepened operational footprint in Illinois with the completion of construction at 4Front's cultivation and production facility in Matteson, providing access to ~43,000 square feet of the total ~67,000 square feet of flowering canopy and ~70,000 square feet of manufacturing space, totaling ~250,000 square feet. Operations are expected to commence in 2H 2023 upon the activation of facility power.
  Increased vertical operations in Illinois with the acquisition of a third retail dispensary license in Chicago, subject to regulatory approval, advancing 4Front's strategy of attaining the maximum allowable limit of 10 retail dispensary licenses in the state. The Company is currently in advanced discussions regarding the acquisition of several additional retail licenses in Illinois.
  Strengthened position in Massachusetts, capturing outsized market share following several innovative product launches and cultivation process improvements. The production of packaged flower increased nearly 50% sequentially, driven by increased demand for high-quality, potent genetics, from both retail and wholesale channels in the state. Furthermore, over 80% of the Company's packaged flower is testing over 25% THC, significantly above the Q1 Massachusetts average of 19.8%.
  Expanded and diversified product portfolio in Illinois with the launch of vape products, including cartridges and disposables under the Crystal Clear brand. Within four weeks of launch, both SKUs reached the number one position in the vape category by both units sold and revenue across the state's Mission retail network.
  Debuted new 1988 brand in Massachusetts, a line of flavored, tobacco-free blunts named after the year in which the term "blunt" was introduced to the world by way of hip hop. The filterless, slow-burning 1-gram blunts feature the Company's premium flower rolled in tobacco-free blunt cones, available in five robust strains at Mission and partner dispensaries in Massachusetts and coming soon to Illinois. Following their launch, 1988 has outsold third-party blunt products two-to-one in Mission retail stores.
  Appointed 4Front Co-Founder and cannabis industry trailblazer Kris Krane as a member of the Board of Directors; Mr. Krane has also served as a strategic advisor to the Company since 2021 and previously was President of Mission Dispensaries.

Subsequent Events

  Entered into a non-binding term sheet ("Term Sheet") with the Company's senior secured lender, LI Lending, LLC ("Lender"), to extend the maturity date, reduce the interest payable, and expand the third-party financings allowed under the December 17, 2020 Amended and Restated Loan and Security Agreement ("Loan") between 4Front and Lender on terms and conditions set out in the Term Sheet. The Lender will extend the maturity date of the Loan to May 1, 2026, and reduce the interest payable to 12.0% per year, payable monthly, and allow for in excess of $30 million additional senior secured financing. As of March 31, 2023, the Company had $4.6 million of cash and $50.1 million of related-party long-term debt not due until May 2024.
  Broadened product suite under the 1988 brand with the debut of infused pre-rolls, following the strong performance of the brand's initial launch in Massachusetts in the first quarter. The 1-gram infused blunts are available in four new, exclusive strains at Mission dispensaries in Massachusetts, and are expected to roll out to partner dispensaries in the state, and to Illinois consumers, in the coming weeks and months.
  Expanded offering under the Koko Gemz brand with the premiere of a cannabis-infused chocolate variety pack, featuring four premium, award-winning flavors made by 4Front's master chocolatiers using handcrafted Belgian chocolate. The variety pack contains an assortment of 20 Koko Gemz and is available at Mission dispensaries in Massachusetts.

Q1 2023 Financial Overview

Systemwide Pro Forma Revenue was $34.8 million for Q1 2023, up 7% from Q1 2022. GAAP revenue was $30.4 million for Q1 2023, up 17% from Q1 2022. The growth in revenue can be attributed to expanded sales in California due to increased production at 4Front's Commerce, California facility, in addition to increased retail and wholesale activity in Massachusetts. Revenue was offset by seasonality and market compression in various markets.

Adjusted EBITDA was $3.5 million for Q1 2023, compared to $7.4 million in Q1 2022, representing an Adjusted EBITDA margin of 10.1%. As the Company's California business turns the corner in 2023 and joins the rest of its operations as a positive contributor to EBITDA, EBITDA margins are expected to return to the mid-20% range toward the end of the year, with the potential to increase further as operations in Illinois continue to expand in 2024.

As of May 15, 2023, the Company has 648,583,519 subordinate voting shares outstanding.

Conference Call

The Company will host a conference call and webcast today, Monday, May 15, 2023, at 5:00 p.m. ET to review its financial and operating results and provide an update on current business trends.

Date: Monday, May 15, 2023

Time: 5:00 p.m. Eastern Time

Webcast: Register

Dial-in: 1-888-664-6392 (North America Toll-Free)

The conference call will be available for replay by phone until May 29, 2023, at 1-888-390-0541, replay code: 273581#. Additionally, the webcast will be archived for approximately 90 days following the call and can be accessed via 4Front's Investor Relations website. For assistance, please contact IR@4FrontVentures.com.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

4FRONT VENTURES CORP.
Consolidated Balance Sheets

(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$4,628	$15,190
Accounts receivable, net	8,492	7,391
Other receivables	191	77
Current portion of lease receivables	3,855	3,810
Inventory	27,388	25,592
Prepaid expenses and other assets	1,514	1,207
Total current assets	46,068	53,267
Property, plant, and equipment, net	55,382	56,906
Lease receivables	5,242	5,611
Intangible assets, net	30,229	30,927
Goodwill	53,955	53,955
Right-of-use assets	137,002	138,451
Deposits	5,868	5,615
TOTAL ASSETS	$333,746	$344,732
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$12,048	$12,701
Accrued expenses and other current liabilities	11,653	14,265
Taxes payable	39,176	36,577
Current portion of contract liabilities	682	369
Current portion of lease liability	3,742	4,479
Current portion of notes payable and accrued interest	7,727	9,059
Total current liabilities	75,028	77,450
Convertible notes	15,122	14,843
Notes payable and accrued interest from related party	50,129	49,807
Long term notes payable	10,599	10,456
Long term accounts payable	1,362	1,362
Contract liabilities	2,000	2,000
Construction finance liability	16,000	16,000
Deferred tax liability	8,024	8,278
Lease liability	137,503	136,185
TOTAL LIABILITIES	315,767	316,381
SHAREHOLDERS' EQUITY
Subordinate Voting Shares (no par value, unlimited shares authorized, 643,416,275 shares issued and outstanding as of March 31, 2023 and December 31, 2022)	304,602	304,602
Additional paid-in capital	60,431	59,411
Deficit	(347,152)	(335,755)
Equity attributable to 4Front Ventures Corp.	17,881	28,258
Non-controlling interest	98	93
TOTAL SHAREHOLDERS' EQUITY	17,979	28,351
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$333,746	$344,732

4FRONT VENTURES CORP.
Consolidated Statements of Operations

Amounts expressed in thousands of U.S. dollars except for share and per share data)

	Three Months Ended March 31,
	2023	2022
REVENUE
Revenue from sale of goods	$27,370	$23,083
Real estate income	3,006	2,965
Total revenues	30,376	26,048
Cost of goods sold	(19,388)	(12,594)
Gross profit	10,988	13,454
OPERATING EXPENSES
Selling and marketing expenses	7,038	5,109
General and administrative expenses	7,856	7,654
Depreciation and amortization	870	847
Equity based compensation	1,020	1,038
Total operating expenses	16,784	14,648
Loss from operations	(5,796)	(1,194)
Other income (expense)
Interest income	14	2
Interest expense	(3,196)	(2,620)
Change in fair value of derivative liability	—	1,300
Loss on litigation settlement	(3)	—
Other	655	56
Total other income (expense), net	(2,530)	(1,262)
Net loss before income taxes	(8,326)	(2,456)
Income tax expense	(3,066)	(3,438)
Net loss	(11,392)	(5,894)
Net income attributable to non-controlling interest	5	5
Net loss attributable to shareholders	$(11,397)	$(5,899)
Basic and diluted loss per share	$(0.02)	$(0.01)
Weighted average number of shares outstanding, basic and diluted	642,140,067	619,113,389

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures such as Systemwide Pro Forma Revenue and Adjusted EBITDA. These measures do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. 4Front defines Systemwide Pro Forma Revenue as total revenue plus revenue from entities with which the Company has a consulting contract or effectively similar relationship (net of any consulting fee or effectively similar revenue) but does not consolidate the financial results of per U.S. GAAP ASC 810. 4Front considers this measure to be an appropriate indicator of the growth and scope of the business.

Adjusted EBITDA is defined by the Company as earnings before interest, taxes, depreciation and amortization less share-based compensation expense and one-time charges related to acquisition, financing-related costs, and other non-recurring expenses. 4Front considers these measures to be an important indicator of the financial strength and performance of our business.

Systemwide Pro Forma Revenue Reconciliation for the First Quarter Ended March 31, 2023
($ in 000's)

Revenue (GAAP)	$30,376
Less: Managed Asset Income	3,006
Plus: Systemwide Revenue Adjustment	7,456
Systemwide Pro Forma Revenue (non-GAAP)	$34,826

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front's' periodic filings with securities regulators. When used in this news release, words such as "will, could, plan, estimate, expect, intend, may, potential, believe, should," and similar expressions, are forward-looking statements.

Forward-looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front, statements regarding when or if transactions will close or if and when required conditions to closing are attained, the completion of construction projects, the Company's ability to increase revenue and market share and become cash-flow positive, the impact of transactions on the business of 4Front, and other statements regarding future developments of the business. Although 4Front has attempted to identify important factors that could cause actual results, performance, or achievements to differ materially from those contained in the forward-looking statements, there may be other factors that could cause results, performance, or achievements not to be as anticipated, estimated, or intended, including but not limited to closing conditions, regulatory and permitting approvals, performance of third-party vendors, changes in laws or enforcement of existing laws, limited operating history, reliance on management, requirements for additional financing, competition, limits on market growth and state adoption due to inconsistent public opinion and perception of the medical-use and adult-use marijuana industry, and political change.

There can be no assurance that such information will prove to be accurate or that management's expectations or estimates of future developments, circumstances, or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward-looking statements may differ materially from actual results or events.

Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this news release are made as of the date of this release. 4Front disclaims any intention or obligation to update or revise such information, except as required by applicable law.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647 548 9032; 4Front Media Contacts, Ellen Mellody, MATTIO Communications, ellen@mattio.com, 570 209 2947

CO: 4Front Ventures Corp.

CNW 16:30e 15-MAY-23